EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD TRUST ANNOUNCES PLANNED SALE
OF 5-HOTEL SELECT-SERVICE PORTFOLIO
DALLAS, April 18, 2016 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has entered into a definitive agreement to sell a 5-hotel, 1,396-room portfolio of select-service hotels for $142 million in cash ($102,000 per key) to Noble Investment Group ("Noble"). The portfolio is comprised of the 146-room Courtyard Edison in Edison, NJ; the 150-room Residence Inn Buckhead in Atlanta, GA; and the 312-room Courtyard Lake Buena Vista, 388-room Fairfield Inn Lake Buena Vista and 400-room Springhill Suites Lake Buena Vista in Orlando, FL. The three Orlando properties are managed by Marriott and the other two properties are managed by Remington Lodging.
The purchase price, including projected capex to be invested by Noble, represents a trailing 12-month cap rate of 8.0% on net operating income. On a trailing 12-month basis, the portfolio achieved RevPAR of $84, with occupancy of 79% and Average Daily Rate of $106. The portfolio has an existing debt balance of approximately $98 million, and the Company expects the net proceeds from the disposition to be approximately $37 million after debt repayment and transaction costs. The Company intends to use the net proceeds from the sale for general corporate purposes including net debt reduction, stock buybacks, or the acquisition of full-service hotels in line with the Company’s refined investment strategy. The transaction is scheduled to close in the second quarter, subject to certain closing conditions.

“We are pleased to announce this sale as it provides a positive first step in our announced strategy of divesting of our non-core, select-service assets,” said Monty J. Bennett, Ashford Trust's Chairman and Chief Executive Officer. “We will continue to pursue the sale of these hotels with a focus on maximizing value for our shareholders.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

-END-